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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 2-83616 on Form N-1A of our reports dated February 15, 2007 and February 20, 2007, relating to the financial statements and financial highlights for MFS/Sun Life Series Trust appearing in the Annual Reports on Form N-CSR for the year ended December 31, 2006, and to the references made to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which is a part of such Registration Statement.


DELOITE & TOUCHE LLP
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Deloitte & Touche LLP


Boston, Massachusetts
April 27, 2007